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Exhibit 2.1

SALE OF INTERACTIVE MARKETING BUSINESS

PURCHASE AGREEMENT

Dated as of March 16, 2003

between

CEGEDIM S.A.

and

SYNAVANT INC.

ARTICLE VII TERMINATION		39
7.1	Termination	39
7.2	Effect of Termination	40
ARTICLE VIII MISCELLANEOUS		40
8.1	Non-Survival of Representations, Warranties and Agreements	40
8.2	Notices	41
8.3	Counterparts; Facsimile Signature	41
8.4	Entire Agreement	41
8.5	No Third-Party Beneficiaries	41
8.6	Assignment	42
8.7	Amendment and Modification; Waiver	42
8.8	Enforcement; Jurisdiction	42
8.9	Waiver of Jury Trial	43
8.10	Company Disclosure Schedule	43
8.11	Costs and Expenses	43
8.12	Mutual Drafting.	43
8.13	Governing Law	43
8.14	Severability	43

Exhibits

Exhibit A	Technology Subsidiaries
Exhibit B	Transferred Subsidiaries
Exhibit C	Form of Pharbase Marketing and Cooperation Agreement
Exhibit D	Form of Services Agreement

PURCHASE AGREEMENT

        This PURCHASE AGREEMENT (this "Agreement") is dated as of March 16, 2003 and is between CEGEDIM S.A., a French corporation ("Buyer"), and SYNAVANT INC., a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the Company and its Subsidiaries are engaged, in part, in the Business (as defined herein) and, in part, in the Technology Business (as defined herein);

        WHEREAS, the Company plans to dispose of the Business pursuant to this Agreement;

        WHEREAS, the Company will form the entities listed on Exhibit A hereto (the "Technology Subsidiaries") and will, or will cause the Transferred Subsidiaries (as defined below) to, transfer, convey, assign and deliver to the Technology Subsidiaries, and the Technology Subsidiaries will acquire from the Company and such Subsidiaries, all of the Transferred Subsidiaries' direct and indirect right, title and interest in and to the Excluded Assets (as defined herein), upon the terms and conditions set forth herein;

        WHEREAS, the Company will, or will cause its Subsidiaries to, sell, transfer, convey, assign and deliver to Buyer, and Buyer will acquire from the Company and such Subsidiaries, all of the Company's and such Subsidiaries' direct and indirect right, title and interest in and to the Acquired Assets (as defined herein), subject to the assumption of the Assumed Liabilities (as defined herein), upon the terms and conditions set forth herein;

        WHEREAS, Buyer desires to purchase from the Company, and the Company desires to sell, transfer, convey and deliver to Buyer, all of the issued and outstanding equity interests (the "Equity Interests") in the Subsidiaries listed on Exhibit B hereto (the "Transferred Subsidiaries") which are engaged in conducting the Business upon the terms and conditions set forth herein; and

        NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Defined Terms.    Defined terms used in this Agreement have the meanings ascribed to them as follows:

        "Acquired Assets" shall mean, subject to Section 2.5, all assets, properties and rights of the Company and its Subsidiaries as of the Closing, of every kind, nature, character and description (accrued, contingent or otherwise), tangible and intangible, real, personal or mixed, wherever located, which, other than with respect to Taxes of the Transferred Subsidiaries, are utilized primarily in the Business (excluding the Excluded Assets and assets, properties or rights transferred or otherwise disposed of by the Company or any Subsidiary to a Person that is not an Affiliate of the Company prior to the Closing), including the following:

          (a)  all properties, rights and assets of the Company set forth in Section 1.1(i) of the Company Disclosure Schedule;

          (b)  cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other securities held by the Transferred Subsidiaries and any proceeds therefrom, to the extent the Company determines to include such assets in the Acquired Assets and such assets appear on the Closing Net Assets Statement, provided that the aggregate amount of such assets does not exceed $4,000,000;

          (c)  any current Taxes receivable, deferred Tax assets and prepaid Taxes, Tax payments due from Affiliates, and entitlements to refunds or credits for overpayment of Taxes of the Transferred Subsidiaries, plus any related interest received from the relevant Taxing Authority;

          (d)  all rights, title and interests of the Company and its Subsidiaries in and to the Assumed Contracts;

          (e)  all rights, title and interests of the Company and its Subsidiaries in and to Pharbase;

          (f)    all Trademarks of the Company listed in Section 4.1(p)(i) of the Company Disclosure Schedule and any Intellectual Property that is primarily utilized in the Business as currently conducted;

          (g)  all rights, title and interests in any insurance policies relating to the Business and all rights of the Company to insurance claims and proceeds arising from or related to the Acquired Assets and Assumed Liabilities;

          (h)  all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any of the Acquired Assets or Assumed Liabilities; and

          (i)    subject to the provisions of the Service Agreement, all personnel records and other records pertaining to the Transferred Employees and the Business, other than those required to be retained in the possession of the Company by Law and those that the Company is not permitted under Law to provide to Buyer.

        "Acquisition Proposal" shall mean, other than the transactions contemplated hereby, any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the Transferred Subsidiaries or the acquisition or purchase of over 50% or more of any class of equity securities of the Company or the Transferred Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or the Transferred Subsidiaries, or all or substantially all of the Acquired Assets; provided that any offer or proposal or agreement for a disposition of the Technology Business, which may include an agreement for the merger or consolidation or other acquisition of the stock of the Company in a transaction which does not provide for the termination of this Agreement or for an amendment of this Agreement in a manner that adversely affects Buyer or its interest in and to the Acquired Assets, the Assumed Liabilities or the Business, shall not be an Acquisition Proposal.

        "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. When used in this Agreement, "control" (including, with its correlative meanings, the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Antitrust Division" shall mean the Antitrust Division of the United States Department of Justice.

        "Assumed Contracts" shall mean the Contracts primarily related to the Business, including those Contracts identified as Assumed Contracts in Section 1.1(iii) of the Company Disclosure Schedule, but shall not include any Contracts (i) which relate to the Excluded Assets or (ii) those Contracts identified as Excluded Contracts in Section 1.1(iv) of the Company Disclosure Schedule.

        "Books and Records" shall mean originals or true copies of all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium relating primarily to the Business, including, without limitation, all financial, accounting and bookkeeping records, purchase orders, sales and sales promotional data, advertising materials, past and present customer service files, credit files warranty files and operating procedures. For avoidance of doubt, "Books and Records" shall not include those portions of any agreements, documents, books, records and files that do not relate primarily to the Business even if such agreements, documents, books, records and files contain information that relate primarily to the Business.

        "Bundled Contracts" shall mean those Contracts pursuant to which the Company sells to third parties products or services of the Business together with other products or services of the Company not included in the Business, including those set forth in Section 5.13 of the Company Disclosure Schedule.

        "Business" shall mean the interactive marketing business as currently conducted by the Company and its Subsidiaries consisting of (i) the Pharbase physician database and Synmetrics benchmarking product, (ii) direct marketing services (including via direct mail, email and facsimile transmission), (iii) fulfillment and sample management services (including custom sampling, single source sampling and other cooperative sampling services, patient assistance, First Use, mail order pharmacy services and Value Script), (iv) telephonic medical information services, (v) publication circulation management services, (vi) OpRx data management services, and (vii) other market research services. For the avoidance of doubt, the "Business" shall exclude any services relating to Global Strategic Solutions, including, but not limited to, Thought Leader Influence Network (TLIN) and Physician Connect services.

        "Business Day" shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York City are required or authorized by law, executive order or governmental decree to be closed.

        "Business Employees" shall mean all the individuals listed in Section 4.1(o)(i) of the Company Disclosure Schedule and employed by the Company or any of its Subsidiaries in the Business as of the Closing Date.

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        "Company Disclosure Schedule" shall mean the Company's disclosure schedule delivered by the Company to Buyer on the date hereof.

        "Confidentiality Agreement" shall mean the confidentiality agreement dated March 4, 2002 between the Company and Buyer.

        "Contracts" shall mean all written and oral contracts, agreements, leases, subleases, licenses, purchase orders, instruments of indebtedness, mortgages, deeds of trust, guarantees and any other binding contractual arrangements.

        "dollars" or "$" shall mean United States dollars.

        "EC Merger Regulation" shall mean Council Regulation No. 4064/89 of the European Community, as amended.

        "Environmental Laws" shall mean all applicable Laws relating to pollution, contamination or protection of the environment in effect as of the date hereof, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the treatment, storage, disposal, transport, or handling of any pollutant, contaminant or hazardous or toxic substance, material or waste.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Assets" shall mean:

          (a)  all assets, properties and rights of the Company and its Subsidiaries as of the Closing, of every kind, nature, character and description (accrued, contingent or otherwise), tangible and intangible, real, personal or mixed, wherever located, which are utilized primarily in the Technology Business, excluding the Acquired Assets and assets, properties or rights transferred or otherwise disposed of by the Company or any Subsidiary to a Person that is not an Affiliate of the Company prior to the Closing;

          (b)  all properties, rights and assets of the Company set forth in Section 1.1(ii) of the Company Disclosure Schedule;

          (c)  capital stock of all Subsidiaries of the Company other than the Transferred Subsidiaries;

          (d)  cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other securities held by the Company or its Subsidiaries and any proceeds therefrom (except to the extent the Company determines to leave any of the foregoing items in the Transferred Subsidiaries);

          (e)  any current Taxes receivable, deferred Tax assets and prepaid Taxes, Tax payments due from Affiliates, and entitlements to refunds or credits for overpayment of Taxes of the Company and its Subsidiaries (other than the Transferred Subsidiaries), plus any related interest received from the relevant Taxing Authority;

          (f)    all rights, title and interests in and to Contracts other than the Assumed Contracts (the "Excluded Contracts");

          (g)  all Trademarks of the Company (other than those listed in Section 4.1(p)(i) of the Company Disclosure Schedule) and any Intellectual Property that is not primarily utilized in the Business as currently conducted;

          (h)  all rights, title and interests in any insurance policies relating to any business other than the Business and all rights of the Company to insurance claims and proceeds arising from or related to Excluded Assets and Excluded Liabilities, including those insurance policies listed on Section 1.1(v) of the Company Disclosure Schedule;

          (i)    all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any of the Excluded Assets or Excluded Liabilities;

          (j)    all personnel records and other records that the Company is required by Law to retain in its possession or is not permitted under Law to provide to Buyer; provided that copies of such records shall be provided by the Company to Buyer to the extent permissible by Law; and

          (k)  all rights of the Company under this Agreement or the transactions contemplated hereunder.

        "FTC" shall mean the United States Federal Trade Commission.

        "GAAP" shall mean United States generally accepted accounting principles.

        "Governmental Authority" shall mean any federal, state, municipal, foreign or other governmental body, department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, or other entity exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Income Tax" means all federal, state, local and foreign income Taxes and franchise Taxes that are based on net income, and any interest or penalties thereon.

        "Intellectual Property" shall mean collectively, any of the following types of intangible assets: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith ("Trademarks"), (iii) all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives and any related source codes) and (vii) all joint or partial interests in any of the foregoing.

        "Knowledge of Buyer" shall mean, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of those individuals listed in Section 1.1(vi) of the Company Disclosure Schedule.

        "Knowledge of the Company" shall mean, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of individuals listed in Section 1.1(vii) of the Company Disclosure Schedule.

        "Law" shall mean any federal, state, local or foreign law, statute, rule, regulation, code, directive, ordinance or other requirement of general application of any Governmental Authority.

        "Liabilities" means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

        "Licenses and Permits" shall mean all licenses, permits, exemptions, consents, franchises, certificates, approvals and other authorizations that are required by Governmental Authorities to conduct the Business as it is presently conducted in all material respects.

        "Liens" shall mean any liens, charges, mortgages, pledges, security interests or other encumbrances or similar rights of any Person.

        "Material Adverse Effect" or "Material Adverse Change" shall mean, when used in connection with the Company or any of its Subsidiaries, any event, change, circumstance or effect that is materially adverse to the financial condition or results of operations of the Business taken as a whole, excluding any effects related to or resulting from (i) events affecting the United States or global economy or capital or financial markets generally, (ii) changes in conditions in the industries in which the Business or its customers operate, (iii) changes in Laws or in the authoritative interpretations thereof or in regulatory guidance related thereto, (iv) earthquakes or similar catastrophes, or acts of war, sabotage, terrorism, military action or any escalation or worsening thereof, or (v) this Agreement, the announcement thereof, the transactions contemplated hereby and the identity or involvement by Buyer or its Affiliates.

        "Order" shall mean any order, writ, injunction, judgment, decree or ruling entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Authority of competent jurisdiction.

        "Permitted Liens" shall mean, collectively, with respect to the Business or the Acquired Assets, (i) Liens that are disclosed in the IM Financial Statements or securing debt reflected as a liability on the Interim Balance Sheet, (ii) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate Proceedings and for which adequate reserves are reflected in the IM Financial Statements, (iii) mechanics', workmen's, repairmen's, warehousemen's, landlord's, carrier's, materialmen's or other like Liens, including all statutory Liens arising or incurred in the ordinary course of business consistent with past practice, which would not reasonably be expected to materially interfere with the operation of the Business or the Acquired Assets, (iv) any minor imperfection of title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of the Business or the Acquired Assets, (v) Liens to secure capital lease obligations to the extent the incurrence of such obligations does not violate this Agreement, (vi) any Lien created to secure purchase money indebtedness that is an Assumed Liability, (vii) any Liens incurred pursuant to equipment leases in the ordinary course of business, (viii) Liens incurred pursuant to actions of Buyer or its Affiliates and (ix) Liens that, individually or in the aggregate, do not and would not reasonably be expected to result in a material liability for, or a material impediment to, the normal operation of the Business.

        "Person" shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

        "Pharbase Marketing and Cooperation Agreement" shall mean the agreement, in the form of Exhibit C, relating to the distribution and database supply of Pharbase.

        "Proceeding" shall mean any action, suit, dispute, litigation, hearing, claim, grievance, arbitral action or other proceeding before any Governmental Authority, at law or in equity.

        "Representative" shall mean any attorney, accountant, financial advisor or other authorized representative of any Person; provided, however, that UBS Warburg LLC and its Affiliates shall not be deemed to be Representatives of the Company.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Services Agreement" shall mean the services agreement in the form of Exhibit D, pursuant to which the Company and Buyer shall share certain services based on an allocation of current costs.

        "Subsidiary" and "Subsidiaries" shall mean any corporation, limited liability company, partnership, joint venture, trust, association, organization or other entity in which a Person directly or indirectly owns 50% or more of the aggregate voting stock. For purposes of this definition, "voting stock" means stock or other interests that ordinarily has voting power for the election of directors or managers.

        "Superior Proposal" means a bona fide written Acquisition Proposal which the Company Board of Directors believes in good faith, after consultation with the Company's financial advisor, is more favorable to the Company and its stockholders (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated hereby (including any alternative proposal offered by Buyer in response thereto).

        "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Company is required to pay, withhold or collect.

        "Taxing Authority" shall mean any domestic, foreign, national, state, county or municipal or other local governmental, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

        "Tax Returns" shall mean all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Technology Business" shall mean the customer relationship management ("CRM") and sales force automation ("SFA") technology sales and support business, as currently conducted by the Company and its Subsidiaries, consisting of (i) sales of proprietary and third party CRM and SFA software and technology and (ii) CRM and SFA support services, including implementation and hardware services, help desk services, managed hosting, professional and educational services to support customer end users, technical solutions group custom services, CRM implementation toolkit and sales force effectiveness modules.

        "Transfer Taxes" shall mean all transfer, documentary, sales, use, registration, recording, ad valorem, privilege, license, conveyance, excise, stamp duties and similar Taxes (including all applicable real estate transfer Taxes).

        "WARN" shall mean the Worker Adjustment and Retraining Notification Act, as amended.

        1.2    Other Defined Terms.    The following capitalized terms are defined in this Agreement in the Section indicated below:

Defined Term	Section
Accounting Arbitrator	3.3(d)
Accounting Report	3.3(d)
Agreement	Preamble
Assumed Liabilities	2.3(a)
Benefit Plans	4.1(n)
Buyer	Preamble
Claim	2.6
Closing	3.4
Closing Date	3.4
Closing Net Assets	3.3(a)
Closing Net Assets Date	3.3(a)
Closing Net Assets Statement	3.3(a)
Company	Preamble
Company SEC Reports	4.1(s)
Company Special Meeting	5.5(b)
Company Trademarks	5.11
DGCL	4.1(c)

Equity Interests	Recitals
Excluded Contracts	1.1
Excluded Liabilities	2.3(b)
Guarantees	5.10
Hazardous Substance	4.1(m)
IM Bundled Contracts	5.12
IM Financial Statements	4.1(e)
IMS Distribution Agreement	2.3(b)
Independent Accountants	3.3
Intended Transferee	2.5(b)
Intended Transferor	2.5(b)
Intercompany Accounts	5.11
Interim Balance Sheet	4.1(e)
Leases	4.1(h)
Non-Compete Agreements	4.1(c)
Non-Transferable Assets	2.5(b)
Party in Interest	2.6
Proxy Statement	5.5(a)
Purchase Price	3.1
Related Person	4.1(x)
Restricted Period	5.9(g)
Secondary Party	2.6
Severance Plans	5.9(c)
Stockholder Approval	4.1(b)
Tangible Acquired Assets	4.1(i)
Tech Bundled Contracts	5.12
Technology Employees	5.9(c)
Technology Subsidiaries	Recitals
Termination Date	7.1(b)
Termination Fee	7.2(b)
Trademarks	1.1
Transferred Employees	5.9(a)
Transferred Subsidiaries	Recitals

        1.3    Rules of Construction.    References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to contracts, agreements, leases or other arrangements shall refer to oral as well as written matters. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

REORGANIZATION; PURCHASE AND SALE

        2.1    Pre-Closing Reorganization.

          (a)  Subject to the terms and conditions of this Agreement, prior to the Closing, the Company shall form the Technology Subsidiaries and shall, or shall cause the Transferred Subsidiaries to, convey, assign, transfer and deliver to the Technology Subsidiaries, and the Technology Subsidiaries shall acquire, all of the Transferred Subsidiaries' direct and indirect right, title and interest in and to the Excluded Assets.

          (b)  In connection with the foregoing and to the extent required by applicable Law, the Company agrees to use its reasonable best efforts to obtain prior to the Closing novations of material Contracts that are assigned to the Technology Subsidiaries in Australia and the United Kingdom.

        2.2    Transfers Effected at the Closing.    Subject to Exhibit B hereto and the terms and conditions of this Agreement, at and effective as of the Closing, the Company shall, or shall cause its Subsidiaries to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall acquire, all of the Company's and its Subsidiaries' direct and indirect right, title and interest in and to all Acquired Assets and the Equity Interests.

        2.3    Allocation of Liabilities.

          (a)    Assumed Liabilities.    Subject to the terms and conditions of this Agreement, at and effective as of the Closing, Buyer hereby assumes and agrees to pay, perform and discharge when due, and agrees to indemnify and hold harmless the Company and its Affiliates from, all Liabilities (other than the Excluded Liabilities) of the Company and its Affiliates, of every kind, nature, character and description (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), other than with respect to Taxes as described below, arising out of or pertaining primarily to the Business (collectively, the "Assumed Liabilities"), including the following:

            (i)    all Liabilities set forth on Section 2.3(a) of the Company Disclosure Schedule;

            (ii)  all Liabilities of the Business reflected in the Financial Statements and the Net Assets Closing Statement;

            (iii)  all Liabilities related to the Business incurred in the ordinary course of business subsequent to the date of the Interim Balance Sheet;

            (iv)  all Liabilities of the Company which arise on account of Buyer's operation of the Business, the use of the Acquired Assets, and sale of any products manufactured or sold by Buyer on and after the Closing Date;

            (v)  all Liabilities under the Assumed Contracts;

            (vi)  all Liabilities for post-Closing returns or claims relating to the products or services of the Business sold or provided prior to, on or after the Closing Date;

            (vii) all Liabilities under the Licenses and Permits;

            (viii)all Liabilities for any Taxes (whether or not related to the Business) of the Transferred Subsidiaries;

            (ix)  all Liabilities with respect to all Proceedings or investigations arising out of or related to the Business, the Acquired Assets or the Assumed Liabilities;

            (x)  all Liabilities for claims relating to the Business under the Company's self-insurance arrangements;

            (xi)  all Liabilities relating to Intercompany Accounts as of the Closing Date which have not been discharged in accordance with Section 5.11 of this Agreement and

            (xii) all Liabilities for which Buyer has expressly assumed responsibility pursuant to this Agreement.

          (b)    Excluded Liabilities.    Subject to the terms and conditions of this Agreement, at and effective as of the Closing, each of the Company and the Technology Subsidiaries hereby jointly and severally assumes and agrees to pay, perform and discharge when due, and agrees to indemnify and hold harmless Buyer and its Affiliates from, all of the following Liabilities (collectively, the "Excluded Liabilities"):

            (i)    all Liabilities of the Company and its Affiliates, of every kind, nature, character and description (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), arising out of or pertaining primarily to the Technology Business;

            (ii)  all Liabilities set forth on Section 2.3(b) of the Company Disclosure Schedule;

            (iii)  all Liabilities relating primarily to the Excluded Assets (unless specifically included as an Assumed Liability under Section 2.3(a));

            (iv)  all Liabilities related to the Technology Business incurred in the ordinary course of business subsequent to the date of the Interim Balance Sheet;

            (v)  all Liabilities of the Company which arise on account of Buyer's operation of the Technology Business, the use of the Excluded Assets, and sale of any products manufactured or sold by the Company on and after the Closing Date;

            (vi)  except as otherwise provided herein, all Liabilities under Contracts primarily related to the Technology Business;

            (vii) all Liabilities for post-Closing returns or claims relating to the products or services of the Technology Business sold or provided prior to, on or after the Closing Date;

            (viii)all Liabilities in respect of the Distribution Agreement, dated August 31, 2000, between IMS Health Incorporated and the Company (the "IMS Distribution Agreement");

            (ix)  all Liabilities for any Taxes of the Company or its Subsidiaries (other than the Transferred Subsidiaries);

            (x)  all Liabilities for legal, accounting and audit fees and any other expenses incurred by the Company in connection with this Agreement;

            (xi)  all Liabilities with respect to all Proceedings or investigations arising out of or related to the Technology Business, the Excluded Assets or the Excluded Liabilities;

            (xii) all Liabilities for claims relating to the Technology Business under the Company's self-insurance arrangements;

            (xiii)all Liabilities relating to Intercompany Accounts as of the Closing Date which have been discharged in accordance with Section 5.11 of this Agreement; and

            (xiv) all Liabilities for which the Company has expressly assumed responsibility pursuant to this Agreement.

Notwithstanding anything to the contrary in this Agreement, neither Buyer nor its Affiliates (as determined from and after the Closing Date) shall assume or be deemed to have assumed, any Excluded Liabilities.

        2.4    Acquired Assets, Assumed Liabilities and Contracts.    The Company represents and warrants that, to the best of its Knowledge, as of the date hereof, there is no Acquired Asset with a value in excess of $10,000 and no Assumed Liability, Assumed Contract or Bundled Contract with an annual receipt or expenditure reasonably expected to be in excess of $5,000 in the jurisdictions listed in Section 2.4(a) of the Company Disclosure Schedule or in excess of $10,000 in the jurisdictions listed in Section 2.4(b) of the Company Disclosure Schedule that, in each case, is not listed in Section 1.1(i), 2.3(a), 1.1(iii) or 5.13 of the Company Disclosure Schedule. The parties hereby agree to cooperate in good faith to identify and provide for the transfer or assignment and assumption of any Acquired Asset, Assumed Liability, Assumed Contract or Bundled Contract not so listed, or methodologies for allocating such items, and rights and obligations related thereto, prior to the Closing Date.

        2.5    Further Assurances.

          (a)  From time to time, at Buyer's or the Company's request and in accordance with Section 5.4, whether at or after the Closing Date, Buyer or the Company, as the case may be, shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance, transfer, assignment and assumption, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Buyer or the Company, as the case may be, may reasonably require of the other party to more effectively assign, convey and transfer to such party the Acquired Assets or the Excluded Assets, as the case may be, and to have the Buyer assume the Assumed Liabilities or the Company assume the Excluded Liabilities, as the case may be, in each case as contemplated by this Agreement.

          (b)  Subject to clause (c) below, to the extent that the assignment or transfer of any Acquired Asset, Excluded Asset, Contract, asset or equity interest hereunder shall require the consent of any other Person, this Agreement shall not constitute an agreement to assign or transfer the same if an attempted assignment would constitute a breach thereof or entitle any other party thereto to terminate, accelerate or assert additional material rights thereunder or with respect thereto. If any such consent is not obtained or if an attempted assignment would be ineffective or result in breach, termination, acceleration or similar effect, then (i) the party entitled to the benefits of such purported transfer (the "Intended Transferee") shall permit the party purporting to make such transfer (the "Intended Transferor") to retain such Acquired Asset, Excluded Asset, Contract, asset or equity interest after the Closing Date (the "Non-Transferable Assets"), (ii) the Intended Transferor shall grant to the Intended Transferee full use and benefit of its interest in the Non-Transferable Assets, it being the intent of the parties that the Intended Transferee shall have the benefit of the Non-Transferable Assets as though the Intended Transferee were the sole owner thereof, (iii) the Intended Transferor shall take commercially reasonable actions to preserve the value of the Non-Transferable Assets and shall not, without the prior written consent of the Intended Transferee, permit any Lien to be imposed on any such assets or any amendment to be made to any such Contract, (iv) the Intended Transferor shall not transfer or assign the Non-Transferable Assets to any Person other than the Intended Transferee or the Intended Transferee's assigns, (v) the Intended Transferor will transfer or assign the Non-Transferable Assets to the Intended Transferee at the earliest date, if any, on which such transfer or assignment can be made and (vi) the Intended Transferees will be responsible for Liabilities relating to the Non-Transferable Assets as if they had been transferred or assigned in accordance with the terms of this Agreement. The Intended Transferor will use its reasonable best efforts to obtain any required consent to assign or transfer any Non-Transferable Asset; provided, however, that no Intended Transferor shall be obligated to make any payment or take any other action detrimental to the Intended Transferor to obtain any such consent. If any such consent is not obtained, the Intended Transferor shall, and shall cause its Affiliates to, provide the Intended Transferee with any arrangement reasonably requested by the Intended Transferee to provide for the Intended Transferee the economic benefit of such Non-Transferable Asset, including the enforcement at the cost of and for the benefit of the Intended Transferee of any and all rights under any related Assumed Contract or Excluded Contract, as the case may be, against the other party thereto.

          (c)  Prior to the Closing, the parties hereto agree to use their best efforts to obtain any landlord consents to assignment of the Leases set forth in Table C of Section 4.1(h)(i) of the Company Disclosure Schedule as are required in connection with the consummation of the transactions contemplated hereby. If any such third-party consent is not obtained prior to Closing, the parties agree to use their best efforts to negotiate in good faith a termination of the applicable Lease as soon as practicable following the Closing.

          (d)  To the extent that any of the Acquired Assets (other than Intellectual Property) transferred to Buyer as contemplated herein include rights or assets that (i) are necessary for the operation of any business (other than the Business) of the Company or its Affiliates, and (ii) were used by the Company or any of its Affiliates prior to Closing, Buyer agrees, to the extent possible, to transfer, convey, assign, license, sublicense or enter into another arrangement with respect to such rights or assets so that the Company and its Affiliates have the benefits (subject to the burdens) of such rights and assets for such other business; provided that the foregoing shall not require Buyer to permit the Company or its Affiliates to use such rights or assets in the Business or to transfer, convey, assign, license, sublicense or enter into such other arrangement if such action precludes Buyer from using such rights or assets in the Business.

        2.6    Treatment of Transfers.    In the event that any Proceedings shall be instituted or any claim or demand ("Claim") shall be asserted by any Person who is not a party to this Agreement or a Subsidiary of any such party against a party to this Agreement or any Subsidiary of such a party (the "Secondary Party") and such Proceeding or Claim or part of such Proceeding or Claim relates to an asset, contract or liability which under the terms of this Agreement was or should have been assigned, assumed, transferred or conveyed to, or is the responsibility of, the other party or any of its Subsidiaries (the

"Party in Interest"), the Secondary Party shall promptly cause written notice thereof to be forwarded to the Party in Interest, which notice shall contain a reasonable description of the Proceeding or Claim and the nature of the Party in Interest's obligations with respect thereto; provided, however, that any delay or failure in the giving of such notice will not relieve the Secondary Party of its obligations hereunder unless and only to the extent that it is materially prejudiced thereby. The Party in Interest will have the right, at its sole option and expense, to defend against, negotiate, settle or otherwise deal with any such Proceeding or Claim or part thereof. If the Party in Interest elects to defend against, negotiate, settle or otherwise deal with any such Proceeding or Claim or part thereof, it shall within 10 days from receipt of the Secondary Party's notice notify the Secondary Party of its intent to do so. If the Party in Interest elects not to defend against, negotiate, settle or otherwise deal with any such Proceeding or Claim, fails to notify the Secondary Party of its election as herein provided or contests that it is the Party in Interest with respect to such Proceeding or Claim or part thereof, then the Secondary Party may defend against, negotiate, settle or otherwise deal with such Proceeding or Claim or part thereof. Notwithstanding the foregoing, under no circumstances shall Buyer, on the one hand, and the Company, on the other hand, settle, compromise or otherwise resolve any such Proceeding or Claim or part thereof without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned, unless such settlement, compromise or other resolution of such Proceeding or Claim (i) includes a duly executed, written unconditional release of the other party from all Liability in respect of such Claim and (ii) contains no injunctive, equitable or other provision or requirement that materially affects the ongoing business of the other party. The Secondary Party and the Party in Interest shall cooperate in good faith in the investigation, administration, settlement, compromise or other resolution of any such Proceeding or Claim, and shall use their reasonable best efforts to mitigate the Liability of the other party with respect to any such Proceeding or Claim.

ARTICLE III

PURCHASE PRICE; CLOSING

        3.1    Purchase Price.    In consideration for the sale and transfer of the Acquired Assets and the Equity Interests, Buyer shall at the Closing assume the Assumed Liabilities as provided in Section 2.3(a) and Buyer shall pay to the Company an aggregate amount of $43,500,000, subject to adjustment in accordance with Section 3.3 (the "Purchase Price"), in immediately available funds to an account specified by the Company.

        3.2    Allocation of Purchase Price.    The parties have agreed upon the allocation of the Purchase Price among the Acquired Assets set forth in Section 3.2 of the Company Disclosure Schedule. Buyer and the Company agree to act in accordance with the computations and allocations contained in Section 3.2 of the Company Disclosure Schedule in any relevant Tax returns or filings, including any forms or reports required to be filed pursuant to section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of applicable Law, and to cooperate in the preparation of any such forms or reports and to file such forms and reports in the manner required by applicable Law.

        3.3    Purchase Price Adjustment.

          (a)  Not more than seven calendar days prior to the Closing Net Assets Date (as defined below), the Company shall prepare and deliver to Buyer a statement setting forth the Closing Net Assets (the "Closing Net Assets Statement"). Each of Buyer and the Company shall cooperate with one another, and shall furnish to each other all such information as may be reasonably required to prepare the Closing Net Assets Statement. Buyer shall be entitled to designate an individual to work with the Company on the Company's premises in preparing the Closing Net Assets Statement. The parties shall (i) keep each other informed of any material information relevant to, and (ii) consult with each other on a regular basis in connection with, the preparation and determination of the Closing Net Assets Statement. The Closing Net Assets Statement will be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Financial Statements, to the extent applicable, in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein and subject to the absence of footnotes and to normal year-end adjustments that have not been and are not expected to be material in amount; and will not include any changes in assets or liabilities arising from or resulting as a consequence of the transactions contemplated hereby. For purposes of this Agreement, "Closing Net Assets" shall mean the total assets (both current and long term) of the Business as of the close of business on the date (the "Closing Net Assets Date") that is 10 calendar days prior to the date the parties reasonably project to be the Closing Date minus the total liabilities (both current and long term) of the Business as of the close of business on the Closing Net Assets Date, in each case determined in accordance with the provisions set forth below; provided, however, that (A) no cash shall be reflected as an asset on the Closing Net Assets Statement, unless such cash will be included in the Acquired Assets, (B) the Closing Net Assets Statement shall be prepared as if the transactions contemplated by Section 2.1 had occurred and otherwise on the basis of the allocation of liabilities contemplated by Section 2.3, (C) no liabilities that are not Assumed Liabilities shall be reflected as a liability on the Closing Net Assets Statement and (D) no liabilities related to the transfer or termination (including severance liabilities) of the Business Employees shall be reflected as a liability on the Closing Net Assets Statement.

          (b)  Each of Buyer and the Company shall provide the other party and its Representatives with reasonable access to books and records and relevant personnel during the preparation of the Closing Net Assets Statement and the resolution of any disputes that may arise under this Section 3.3.

          (c)  If Buyer disagrees with the determination of the Closing Net Assets as shown on the Closing Net Assets Statement, Buyer shall notify the Company in writing of such disagreement within three calendar days after delivery of the Closing Net Assets Statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such three calendar day period, neither Buyer nor the Company may introduce additional disagreements with respect to any item in the Closing Net Assets Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Buyer and the Company and will be final and binding upon the parties. During the three calendar day period of its review, Buyer shall have reasonable access to any documents, schedules or workpapers used in the preparation of the Closing Net Assets Statement.

          (d)  Buyer and the Company agree to negotiate in good faith to resolve any such disagreement. If Buyer and the Company are unable to resolve all disagreements properly identified by Buyer pursuant to the preceding paragraph within three calendar days after delivery by Buyer to the Company of written notice of such disagreement, then such disagreements shall be submitted for final and binding resolution to Ernst & Young LLP (the "Accounting Arbitrator"). The Accounting Arbitrator will only consider those items and amounts set forth in the Closing Net Assets Statement as to which Buyer and the Company have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to Buyer and the Company, as promptly as practicable and in any event within 10 calendar days after its appointment, a written report (the "Accounting Report") setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Accounting Arbitrator shall make its determination based exclusively on presentations and supporting material provided by the parties and not pursuant to any independent review, it being understood that the sole issues for the

  Accounting Arbitrator shall be whether the Closing Net Assets Statement was prepared in accordance with the basis of presentation set forth in Section 4.1(e) of the Company Disclosure Schedule and whether the amounts set forth on the Closing Net Assets Statement were the result of errors of fact or mathematical errors and are supportable based on the books and records of the Company and its Subsidiaries. The Accounting Arbitrator is not permitted to make any other determination. The determination of the Accounting Arbitrator shall be final and binding upon Buyer and the Company. The fees, expenses and costs of the Accounting Arbitrator shall be borne equally by the Company and Buyer, but shall not be included as a liability for purposes of the determination of Closing Net Assets. Other than such fees and expenses of the Accounting Arbitrator, Buyer and the Company shall each be responsible for their own costs and expenses incurred in connection with any actions taken in connection with the preparation, review and finalization of the Closing Net Assets Statement. The parties hereto agree that the procedure set forth herein with respect to the Closing Net Assets Statement, and the purchase price adjustment provided herein, are not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications or estimation methodologies for purposes of determining the asset and liability balances from those used in the preparation of the Financial Statements.

          (e)  The purchase price set forth in Section 3.1 shall be increased or decreased in an amount equal to the amount by which Closing Net Assets is (i) greater than $28,593,000 (in which case the absolute amount of such difference shall be added to the purchase price) or (ii) less than $28,593,000 (in which case the absolute amount of such difference shall be subtracted from the purchase price).

        3.4    Closing.    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the transactions contemplated by this Agreement (the "Closing", and the date on which the Closing occurs, the "Closing Date") shall take place at 10:00 a.m. E.S.T. on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that can only be satisfied on the Closing Date), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

        3.5    Closing Deliveries.

          (a)  At the Closing, the Company shall deliver, or cause to be delivered, to Buyer the following:

            (i)    the stock certificates representing the Equity Interests, duly endorsed in blank or accompanied by appropriate stock transfer powers or other instruments of transfer;

            (ii)  the certificate referred to in Section 6.2(c) and the legal opinion referred to in Section 6.2(f);

            (iii)  bills of sale, deeds and any other appropriate instruments of sale and conveyance, in form and substance reasonably acceptable to the Company and Buyer, transferring under applicable Laws all real property or tangible personal property included in the Acquired Assets to Buyer;

            (iv)  bills of sale, assignments and any other appropriate instruments of sale and conveyance, in form and substance reasonably acceptable to the Company and Buyer, transferring all Intellectual Property included within the Acquired Assets to Buyer (it being understood and agreed that Buyer, at its own expense, shall (A) prepare any and all individual assignment documents that are required in all applicable countries and are reasonably acceptable to the Company, and (B) record such documents in all applicable government offices);

            (v)  subject to Section 2.5, assignments or, where necessary, subleases assigning or subleasing to Buyer under applicable Laws all Assumed Contracts;

            (vi)  a "transferor's certification of non-foreign status" in the form specified by Treasury Regulations § 1.1445-2(b)(2); and

            (vii) an executed counterpart of the Pharbase Marketing and Cooperation Agreement and the Services Agreement.

          (b)  At the Closing, Buyer shall deliver, or cause to be delivered, to the Company the following:

            (i)    the certificate referred to in Section 6.3(c);

            (ii)  an undertaking, in form and substance reasonably satisfactory to Buyer and the Company, pursuant to which Buyer shall, on and as of the Closing Date, jointly and severally assume and agree to pay, perform and discharge when due, all of the Assumed Liabilities contemplated by Section 2.3(a) and such other instruments as the Company may reasonably request in order to effect the assignment to and assumption by Buyer of the Assumed Liabilities;

            (iii)  evidence of completion of the wire transfers referred to in Section 3.1; and

            (iv)  an executed counterpart of the Pharbase Marketing and Cooperation Agreement and the Services Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        4.1    Representations and Warranties of the Company.    The Company hereby represents and warrants to Buyer as follows:

          (a)    Due Organization.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (i) has all requisite corporate power and authority to own the Acquired Assets and to carry on the Business as it is now being conducted, and (ii) is in good standing and is duly qualified to transact the Business in each jurisdiction in which the nature of the Business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure of such qualification would not reasonably be expected to have a Material Adverse Effect. Each of the Transferred Subsidiaries is (i) a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and (ii) is in good standing and duly qualified to transact business in each jurisdiction in which the nature of the Business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure of such qualification would not reasonably be expected to have a Material Adverse Effect.

          (b)    Authorization and Validity of Agreement.    The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the votes entitled to be cast thereon by the stockholders of the Company (the "Stockholder Approval"). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action of the board of directors of the Company, and, subject to the receipt of the Stockholder Approval, no other corporate or other action on the part of the

  Company is or will be necessary for the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

          (c)    No Conflict.    Except as set forth in Section 4.1(c) of the Company Disclosure Schedule and except as specifically contemplated in this Agreement, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not:

            (i)    violate any material provision of any Law or Order involving the Acquired Assets, Assumed Liabilities or the Business;

            (ii)  require any material consent or approval of, or material filing with or notice to, any Governmental Authority under any provision of Law applicable to the Company or any of the Transferred Subsidiaries, except for (A) any applicable requirements of the HSR Act, the EC Merger Regulation or other foreign merger or investment control statutes or regulations, (B) any applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") requiring Stockholder Approval of the transactions contemplated hereby, and (C) any consent, approval, filing or notice requirement which becomes applicable solely as a result of the status or involvement of Buyer or its Affiliates or which Buyer or its Affiliates are otherwise required to obtain;

            (iii)  violate any material provision of the certificate of incorporation, by-laws or similar governing documents of the Company or any of the Transferred Subsidiaries;

            (iv)  require any material consent, approval or notice under, and will not materially conflict with, or result in the material breach or termination of, or constitute a material default under, or result in the acceleration of the performance by the Company or any of the Transferred Subsidiaries under, any material Contract to which the Acquired Assets are bound; or

            (v)  violate, conflict with or breach any material term or condition of (A) the IMS Distribution Agreement (including the non-compete covenants contained therein) or (B) any other agreement or provision that limits or restricts the ability of the Company or any of the Transferred Subsidiaries, and after the Closing Date would limit or restrict the ability of Buyer, to conduct business (with items (A) and (B) being the "Non-Compete Agreements").

          (d)    Transferred Subsidiaries.    Except as set forth on Section 4.1(d) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Transferred Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one or more of its Subsidiaries, free and clear of all Liens. Each of the Transferred Subsidiaries at Closing will have no liabilities, other than Assumed Liabilities and immaterial liabilities relating to its organization and qualification, and will have no assets, other than Acquired Assets.

          (e)    Financial Statements.    Section 4.1(e) of the Company Disclosure Schedule contains the following unaudited financial statements relating to the Business, together with a description of the basis of presentation thereof (collectively, the "IM Financial Statements"): (i) the balance sheet of the Business as of September 30, 2002 (the latter, the "Interim Balance Sheet") and (ii) the related statement of operations for the nine months ended September 30, 2002. The IM Financial Statements have been prepared based on the consolidated books and other financial records of the

  Company and its Subsidiaries, which books and records are kept in accordance with United States generally accepted accounting principles. The IM Financial Statements have been prepared in accordance with SEC Staff Accounting Bulletin Topic 1B and have been consistently applied during the periods involved. The IM Financial Statements include allocations, the basis for which management believes is reasonable. These results of operations may not necessarily reflect the financial position and results of operations of the Business that would have been recorded had the Business been operated as a stand-alone company during the periods presented.

          (f)    Conduct of the Business.    Except as contemplated in Section 4.1(f) of the Company Disclosure Schedule or as expressly contemplated hereby, and except as permitted by Section 5.2, since September 30, 2002, the Business has been conducted only in the ordinary course in all material respects.

          (g)    Absence of Undisclosed Liabilities.    There are no material Liabilities included in the Assumed Liabilities of a type required by GAAP to be recorded on a balance sheet of the Business, except for (i) Liabilities shown on the Financial Statements, (ii) Liabilities which have arisen since September 30, 2002 in the ordinary course of business and (iii) Liabilities otherwise disclosed in the Company Disclosure Schedule or incurred in compliance with this Agreement.

          (h)    Real Property.

          (i)    Section 4.1(h)(i) of the Company Disclosure Schedule contains a complete and accurate list of (i) all real property leased by the Company or the Transferred Subsidiaries as of the date hereof and used primarily in the Business, the leases for which are included in the Acquired Assets, and (ii) the agreements under which such real property is leased (the "Leases"). Except as disclosed in Section 4.1(h) of the Company Disclosure Schedule, (A) each Lease has been executed and is in full force and effect, (B) none of the Company or the Transferred Subsidiaries is in breach or default in any material respect under any such Lease, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default of such Lease, (C) each Lease will continue to be binding in accordance with its terms immediately following the Closing, may result from actions that may be taken by Buyer or its Affiliates, and (D) to the Knowledge of the Company, no party to such Lease has repudiated any material provision thereof.

          (ii)  Except as set forth in Section 4.1(h)(ii) of the Company Disclosure Schedule, neither the Company nor any Transferred Subsidiary owns or has any interest (other than a leasehold interest) in any real property which is used in the Business.

          (i)    Title and Condition of Assets.    Except as set forth in Section 4.1(i) of the Company Disclosure Schedule, the Company has good title to or leases under valid and binding leases all material machinery, equipment, fixtures and other tangible assets necessary for the conduct of the Business as presently conducted and included in the Acquired Assets (collectively, the "Tangible Acquired Assets"), free and clear of all Liens except Permitted Liens, and upon completion of the transactions contemplated hereby, Buyer will acquire good title to or a valid leasehold interest in all of the Tangible Acquired Assets, free and clear of all Liens except Permitted Liens. Except as set forth in Section 4.1(i) of the Company Disclosure Schedule, as of the date hereof, the Tangible Acquired Assets are in such operating condition and repair in all material respects so as to permit their use in the continuing operations of the Business as such operations are presently conducted, subject to normal wear and tear.

          (j)    Tax Matters.    Except as set forth in Section 4.1(j) of the Company Disclosure Schedule, (i) all material Tax Returns relating to the Business required to be filed by or on behalf of the Company and all material Tax Returns required to be filed by or on behalf of the Transferred Subsidiaries on or before the date hereof have been duly filed (taking into account all applicable extensions), (ii) all material Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been or will be paid in full or have been accrued on the Financial Statements, (iii) no other material Taxes are payable by the Company or the Transferred Subsidiaries with respect to items or periods covered by such Tax Returns, (iv) the Company, with respect to the Business, and each of the Transferred Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting requirements, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired, and (v) there are no material Liens for Taxes (other than for Taxes not yet due and payable or that are being contested in good faith) with respect to the Acquired Assets or assets of the Transferred Subsidiaries.

          (k)    Legal Proceedings.    Except as set forth in Sections 4.1(k), 4.1(l), 4.1(m), 4.1(n)(v) and 4.1(p) of the Company Disclosure Schedule, (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Acquired Assets, the Assumed Liabilities or the Business before or by any Governmental Authority, and (ii) the Company is not subject to any material Order rendered specifically against the Company that relates to the Acquired Assets, the Assumed Liabilities or the Business.

          (l)    Licenses and Permits; Compliance with Laws.    Except as set forth in Sections 4.1(c) and 4.1(l) of the Company Disclosure Schedule:

            (i)    the Company owns or possess all material Licenses and Permits;

            (ii)  no loss of any material Licenses and Permits is pending in any Proceeding or, to the Knowledge of the Company, has been threatened in writing by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable Law; and

            (iii)  the Company has complied in all material respects with (A) all terms and conditions of all material Licenses and Permits and (B) all Laws applicable to the Business, and it has not received any written notice of any pending Proceeding alleging a failure to comply with either (A) or (B) of this Section 4.1(l)(iii).

          (m)    Environmental Matters.    Except as set forth in Section 4.1(m) of the Company Disclosure Schedule:

            (i)    the Company owns or possesses all material Licenses and Permits required under applicable Environmental Laws to conduct the Business in all material respects in the manner in which it is currently conducted;

            (ii)  the Company is in compliance in all material respects with all terms and conditions of all material Licenses and Permits and with all other material requirements of any applicable Environmental Laws relating to the Business or the Acquired Assets, and it has materially complied with such terms within the applicable statute of limitations period;

            (iii)  the Company has not received any material notice or claim alleging that it has violated any Environmental Laws with respect to the Business or the Acquired Assets or that it is liable under any Environmental Laws to any Person as a result of a release of any pollutants, contaminants, carcinogens, wastes and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including, without limitation, petroleum and its derivatives, polychlorinated biphenyls, asbestos, radioactive materials, waste waters, sludge, slag or any other waste) as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority (each, a "Hazardous Substance") at any location; and

            (iv)  the Company is not (A) subject to (1) any material outstanding Order under any Environmental Laws relating to the Business or the Acquired Assets or (2) any material agreement with any Governmental Authority to investigate or remediate conditions involving the Business or the Acquired Assets under any Environmental Laws, or (B) party to any material pending Proceedings or, to the Knowledge of the Company, the subject of any material investigations by any Governmental Authority pursuant to any Environmental Laws involving the Business or the Acquired Assets.

          (n)    Employee Benefit Plans.

            (i)    Except as set forth in Section 4.1(n)(i) of the Company Disclosure Schedule, the Company does not maintain or contribute to any material "employee benefit plan" (within the meaning of section 3(3) of ERISA), incentive compensation, workers' compensation, disability, vacation, leave of absence, severance, change-in-control or employment plan, program or agreement, stock option, bonus plan, or incentive plan or program for the benefit of any Business Employees (all such plans, the "Benefit Plans"). Copies or descriptions of the Benefit Plans will have been made available to Buyer or its Representatives prior to the Closing.

            (ii)  Each Benefit Plan has been administered and is in compliance with the terms of such Benefit Plan and all applicable Laws (including section 406 of ERISA, section 4975 of the Code and COBRA), except where the failure to comply would reasonably be expected to result in material Liability to the Company. To the Knowledge of the Company, there has been no formal amendment, written interpretation or written announcement made by the Company or its Subsidiaries relating to any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of expense incurred in respect of such Benefit Plan for the most recent plan year with respect to Benefit Plans, other than in the ordinary course of business or as required by applicable Law.

            (iii)  Except as set forth in Section 4.1(n)(iii) of the Company Disclosure Schedule, the Company has not received any written notification from the Internal Revenue Service that any Benefit Plan intended to be qualified under section 401(a) of the Code is not so qualified or that any trust created thereunder is not tax-exempt under section 501(a) of the Code.

            (iv)  Except as set forth in Section 4.1(n)(iv) of the Company Disclosure Schedule, neither the Company nor any member of its controlled group of organizations (within the meaning of section 414(b), (c), (m) or (o) of the Code) has incurred any material withdrawal liability under Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates, and the Company has not, within the five years prior to the Closing Date, contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) that is subject to Title IV of ERISA.

            (v)  There are no pending or, to the Knowledge of the Company, threatened Proceedings by any Government Authority or by any employees, former employees or plan participants or the beneficiaries, spouses or Representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, against any Benefit Plan, the assets held thereunder, the trustee of any such assets or the Company relating to any of the Benefit Plans which would reasonably be expected to result in material Liability to Buyer.

            (vi)  No material Liability has been incurred by the Company or by a trade or business, whether or not incorporated, that is deemed to be under common control or affiliated with the Company within the meaning of section 4001 of ERISA or sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") for any tax, penalty or other Liability (including any Liability to the Pension Benefit Guaranty Corporation other than for required premium payments and required contributions to fund such plans) with respect to any Benefit Plan subject to Title IV of ERISA and, to the Knowledge of the Company, no event has occurred that could reasonably be expected to result in the imposition of any such Liability.

          (o)    Labor Matters.

            (i)    Section 4.1(o)(i) of the Company Disclosure Schedule identifies for each Business Employee his or her name, position or job title, base compensation and bonus compensation as of January 1, 2003.

            (ii)  Except as set forth in Section 4.1(o)(ii) of the Company Disclosure Schedule, the Company is not a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to the Business Employees, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any Business Employees.

            (iii)  The Company is in compliance in all material respects with all applicable Laws respecting employment practices, terms and conditions of employment, management-labor relations and wages and hours which are in effect as of the date of this Agreement, where the failure to comply would reasonably be expected to result in material Liability to Buyer. There is no material unfair labor practice, charge or complaint against the Company pending or, to the Knowledge of the Company, threatened before any Governmental Authority. There is no material labor strike or labor disturbance pending or, to the Knowledge of the Company, threatened against the Company nor is any material grievance currently being asserted. The Company has not experienced a material work stoppage or work slowdown at any time during the three (3) years immediately preceding the date of this Agreement.

          (p)    Intellectual Property.

            (i)    Section 4.1(p)(i) of the Company Disclosure Schedule sets forth all material registered Intellectual Property owned by the Company and utilized primarily in the Business as currently conducted. Section 4.1(p)(i) of the Company Disclosure Schedule identifies (A) all material Intellectual Property which is currently used in the Business and developed by the Company within the past three years, (B) each patent or registration which has been issued to the Company with respect to any of such Intellectual Property and (C) each pending patent application or application for registration which the Company has made with respect to any such Intellectual Property. Section 4.1(p)(i) of the Company Disclosure Schedule also identifies each license or other agreement which the Company has granted to any third party with respect to any of the Intellectual Property identified or required to be identified in Section 4.1(p)(i) of the Company Disclosure Schedule. Except as set forth in Section 4.1(p)(i) of the Company Disclosure Schedule, with respect to each item of Intellectual Property identified or required to be identified in such section, (A) the Company owns each such item of Intellectual Property as used in the Business, free and clear of all Liens or licenses (except Permitted Liens), (B) the item is not subject to any outstanding Order and (C) no Proceeding is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of the item.

            (ii)  To the Knowledge of the Company, each item of Intellectual Property identified or required to be identified in Section 4.1(p)(i) of the Company Disclosure Schedule owned or used by the Company immediately prior to the Closing Date will be owned or available for use by Buyer on substantially similar terms and conditions immediately subsequent to the Closing Date and the Company has taken reasonable commercial actions to maintain and protect each item of Intellectual Property used in the Business.

            (iii)  To Knowledge of the Company, (A) the Company has not in connection with the Business infringed or misappropriated any Intellectual Property rights of third parties, (B) the Company has not received any substantiated complaint, claim, demand or notice alleging any such infringement or misappropriation (including any substantiated claim that the Company must license or refrain from using any Intellectual Property rights of any third party) which has not been resolved and (C) no third party has materially infringed or misappropriated any of the Intellectual Property used in the Business as currently conducted.

            (iv)  Section 4.1(p)(iv) of the Company Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Company uses in connection with the Business pursuant to a written license, sublicense or agreement. The Company has made available to Buyer correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.1(p)(iv) of the Company Disclosure Schedule, (A) the license, sublicense or other agreement covering the item is enforceable, (B) to the Knowledge of the Company, following the Closing, the license, sublicense or other agreement will continue to be enforceable on substantially similar terms and conditions, (C) the Company is not in material breach or default thereof, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit early termination, modification or acceleration thereunder, (D) to the Knowledge of the Company, no other party to the license, sublicense or other agreement has repudiated any provision thereof, (E) to the Knowledge of the Company, the underlying item of Intellectual Property is not subject to any outstanding Order, (F) no Proceeding is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property and (G) the Company has not granted any sublicense or similar right with respect to the license, sublicense or other agreement except for customer licenses granted in the ordinary course of business.

          (q)    Assumed Contracts.

            (i)    Section 4.1(q) of the Company Disclosure Schedule sets forth a complete list, as of the date hereof, of all Assumed Contracts other than Leases (as to which no representations or warranties are made other than as set forth in Section 4.1(h)), that involve the payment or receipt by the Company of amounts or property having a value individually in excess of $50,000 per year and is not terminable by the Company without material penalty upon notice of 60 or fewer days.

            (ii)  Except as disclosed in Sections 4.1(c) and 4.1(q) of the Company Disclosure Schedule, (A) each Assumed Contract is valid, binding and enforceable against the Company in all material respects or, if a Subsidiary of the Company is the party to such Assumed Contract, such Subsidiary, (B) the Company has performed in all material respects all obligations under the Assumed Contracts required to be performed by it, and the Company has not received any written claim of material default under any Assumed Contract, and (C) to the Knowledge of the Company, no other party is in material breach of such Assumed Contract.

          (r)    Brokers, Finders, etc.    Except as set forth in Section 4.1(r) of the Company Disclosure Schedule, the Company has not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who is entitled to a fee or commission in connection with such transactions.

          (s)    SEC Reports.    The Company has filed all reports, schedules and forms required to be filed by it with the SEC since December 31, 2000 and prior to the date of this Agreement (collectively, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of the Company (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

          (t)    Insurance.    Section 4.1(t) in the Company Disclosure Schedule contains a complete and accurate list of all material umbrella policies or binders of insurance currently maintained by the Company and assignable by the Company, in whole or in part, in connection with the transactions contemplated hereby, showing as to each policy or binder the carrier, policy number, expiration dates and a general description of the type of coverage provided and maintained by the Company and relating to the Business and its personnel. Except as set forth in Section 4.1(t) in the Company Disclosure Schedule, all of the insurance policies listed on Schedule 4.1(t) of the Company Disclosure Schedule are "occurrence" based insurance. Such insurance policies are in full force and effect.

          (u)    Inventory.    The inventory included in the Financial Statements is, and the inventory included on the Closing Date will be, at a normal and customary level based on the Company's past practice, is saleable or usable in the ordinary course of business, and the amount of such inventory is sufficient to conduct the Business consistent with the Company's past practices.

          (v)    Accounts Receivable.    All of the accounts receivable of the Business reflected in the Interim Balance Sheet arose out of bona fide transactions in the ordinary course of business of the Business and are collectible in accordance with the payment policies of the Company (net of discounts, returns and reserves). Except as set forth in Section 4.1(v) of the Company Disclosure Schedule, no Person has any Liens on such accounts receivable, except for Permitted Liens and the claims of the counterparty to such receivable, and no agreement for deduction or discount has been made with respect to such accounts receivable (other than deduction and discounts in the ordinary course of business).

          (w)    Customers.    Section 4.1(w) of the Company Disclosure Schedule sets forth a list of the top 20 customers (as measured by revenue during the applicable period) of the Business for the nine months ended September 30, 2002. Since September 30, 2002, there has not been any material change in any terms (including credit terms) of the Contracts with any such customer. Except as set forth in Section 4.1(w) of the Company Disclosure Schedule, to the Knowledge of the Company, as of the date hereof, no such customer intends to terminate its relationship with the Business. To the Knowledge of the Company, as of the date hereof, the Company has good business relationships with each such customer.

          (x)    Transactions with Related Persons.    Except as set forth in Section 4.1(x) of the Company Disclosure Schedule, no shareholder, officer or director of the Company, nor any immediate family member related to any such shareholder, officer or director, nor any corporation, partnership, trust or other entity in which any such Person has an interest as a controlling Person, or any Affiliate of any of the foregoing (each, a "Related Person"), is presently a party to any transaction with the Company, including, but not limited to, any Contract (i) providing for the furnishing of material services to or by, (ii) providing for the rental or sale of material real or personal property to or from or (iii) otherwise requiring material payments to or from such Related Person (other than for services as directors or officers of the Company). Except as set forth in Section 4.1(x) of the Company Disclosure Schedule, or as reflected on the Financial Statements, there is no material outstanding amount owing (including, without limitation, pursuant to any advance, note or other indebtedness instrument) from the Company to any Related Person or from any Related Person to the Company. Each of the related-party transactions set forth in Section 4.1(x) of the Company Disclosure Schedule was entered into between the Company and the Related Persons on an arms'-length basis on terms no less favorable to the Company than could be obtained from an unrelated third party.

          (y)    Information Technology.    The Company has taken all customary actions to preserve and protect the integrity, security and confidentiality of its computer systems, networks, sites and all information stored thereon or transmitted thereby from unauthorized use, access, modification or transmission.

        4.2    Representations and Warranties of Buyer.    Buyer hereby represents and warrants to the Company as follows:

          (a)    Due Organization and Power.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic of France and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

          (b)    Authorization and Validity of Agreement.    The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action of the boards of directors or similar governing bodies of Buyer and its Affiliates and the shareholders of Buyer and its Affiliates, and no other corporate or other action on the part of Buyer or its Affiliates is or will be necessary for the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally and by general equity principles.

          (c)    No Conflict.    Except as set forth in Section 4.2(c) of the Company Disclosure Schedule and except as specifically contemplated in this Agreement, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not:

            (i)    violate any material provision of any Law or Order applicable to Buyer;

            (ii)  require any material consent or approval of, or material filing with or notice to, any Governmental Authority under any provision of Law applicable to Buyer, except for (A) any applicable requirements of the HSR Act, the EC Merger Regulation or other foreign merger or investment control statutes or regulations, and (B) any consent, approval, filing or notice requirement which becomes applicable solely as a result of the status or involvement of the Company or which the Company is otherwise required to obtain;

            (iii)  violate any material provision of the certificate of incorporation or by-laws or similar governing documents of Buyer; or

            (iv)  require any material consent or approval under, and will not materially conflict with, or result in the material breach or termination of, or constitute a material default under, or result in the acceleration of the performance by Buyer under, any material Contract to which Buyer is a party or by which it or any of its assets is bound or encumbered.

          (d)    Brokers, Finders, etc.    Except as set forth in Section 4.2(d) of the Company Disclosure Schedule, none of Buyer or any of its Affiliates has employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who is entitled to a fee or commission in connection with such transactions.

          (e)    Available Funds.    Buyer has received, accepted and agreed to valid and binding commitment letters from a reputable commercial bank committing such bank, subject to the terms and conditions stated therein, to provide financing to Buyer or its Affiliates in connection with the consummation of the transactions contemplated hereby. At the Closing, Buyer will have funds on hand sufficient to pay all amounts payable pursuant to Articles III and V and all related fees and expenses and to effect all other transactions contemplated hereby.

          (f)    Legal Proceedings.    There are no Proceedings pending, or to the Knowledge of Buyer, threatened against or affecting Buyer, at law or in equity, before or by any Governmental Authority, and Buyer is not subject to any Order rendered specifically against Buyer which would or seeks to enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise hinder Buyer from timely complying with the terms and provisions of this Agreement.

          (g)    Investigation.    Buyer acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Buyer is relying on its own investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Business operates and is capable of evaluating the merits and risks of its purchase of the Acquired Assets as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full access to the Books and Records, facilities and personnel of the Business for purposes of conducting a due diligence investigation of the Business and has conducted a full due diligence investigation of the Business. Except to the extent Buyer has otherwise advised the Company in writing, to the Knowledge of Buyer, Buyer is not aware of any of the representations or warranties contained in Section 4.1 being untrue or incorrect.

          (h)    Investment Intention.    Buyer is acquiring the capital stock of the Transferred Subsidiaries for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of U.S. federal Law or any applicable securities Law. Buyer understands that the capital stock of the Transferred Subsidiaries has not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. Buyer acknowledges that such securities may not be transferred or sold except pursuant to the registration and other provisions of applicable securities Laws or pursuant to any applicable exemption therefrom.

          (i)    Disclaimer Regarding Projections.    In connection with Buyer's investigation of the Business, Buyer has received from the Company and its Affiliates and agents certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data of the Business. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) it shall have no claim against anyone with respect to any of the foregoing. Accordingly, Buyer acknowledges that the Company has made no representation or warranty with respect to such projections and other forecasts and plans.

        4.3    No Other Representations or Warranties of the Parties.    Each party hereto represents and warrants to the other, and agrees, that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in this Agreement, the Company is not making any representation or warranty whatsoever, express or implied, including any implied warranty or representation as to condition, merchantability or suitability as to any of the Acquired Assets, and that Buyer will take the Acquired Assets "as is" and "where is." It is understood that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer are not and shall not be deemed to be or to include representations or warranties of the Company or any of its Affiliates.

ARTICLE V

COVENANTS

        5.1    Access; Information and Records; Confidentiality.

          (a)  During the period commencing on the date hereof and ending on the Closing Date, the Company shall, upon reasonable request and notice of Buyer, and at Buyer's expense, except to the extent restricted by applicable Law, afford to Buyer and its Representatives reasonable access during normal business hours to the properties, senior management, and Books and Records of the Business; provided that any such access shall be approved in advance by any one of the persons identified in Section 5.1(a) of the Company Disclosure Schedule, which approval shall not be unreasonably withheld or delayed.

          (b)  During the period commencing on the date hereof and ending on the Closing Date, without the prior written consent of the Company, which consent may be withheld for any reason or no reason, none of Buyer or its Affiliates shall contact any suppliers to, employees (except pursuant to Section 5.1(a)) or customers of, the Company in connection with or pertaining to any subject matter of this Agreement.

          (c)  Buyer will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information in confidence in accordance with the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities Laws.

          (d)  No later than 45 days following the date hereof, the Company shall inform Buyer of the aggregate amount of cash, cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other securities expected to be held by the Transferred Subsidiaries as of the Closing.

        5.2    Conduct of the Business Prior to the Closing Date.

          (a)  Except as permitted, required or specifically contemplated by this Agreement, including those actions contemplated in Section 5.2 of the Company Disclosure Schedule or in this Article V, or as required by a Governmental Authority of competent jurisdiction or by applicable Law, during the period commencing on the date hereof and ending on the Closing Date, the Company shall operate the Business in the ordinary course of business and consistent with past practice in all material respects, including:

            (i)    using reasonable best efforts to (A) preserve intact the present business of the Business, (B) maintain the Tangible Acquired Assets in good operating condition and repair to permit their use in the continuing operation of the Business, ordinary wear and tear excepted, (C) maintain the goodwill of customers, suppliers and other Persons with whom the Company otherwise has significant business relationships in connection with the Business and (D) continue in all material respects the current sales, marketing and promotional activities relating to the Business;

            (ii)  causing the Books and Records to be maintained in the usual, regular and ordinary manner; and

            (iii)  complying in all material respects with all Laws applicable to the Business and promptly following receipt thereof give to Buyer copies of any notice received from any Governmental Authority or other Person alleging any material violation of any such Laws.

          (b)  Without limiting the generality of clause (a) above and subject to the exceptions therein, the Company shall not do any of the following with respect to the Business, the Acquired Assets or the Assumed Liabilities, unless approved or consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed:

            (i)    other than in the ordinary course of business and consistent with past practice, (A) acquire any assets that would be included in the Acquired Assets for a value in excess of $50,000, (B) dispose of any Acquired Assets with a value in excess of $50,000 or (C) incur any indebtedness for borrowed money that would be included in the Assumed Liabilities, issue any debt securities or assume or guarantee the obligations of any other Person, or make any loans or advances, in each case that would be included in the Assumed Liabilities;

            (ii)  to the extent related to the Business, increase or pay any payment or benefit not required by any existing Benefit Plan or increase any salaries or wages of the Business Employees, other than (A) in the ordinary course of business, (B) as may be required by a Governmental Authority, works council agreement or applicable Law, or (C) in accordance with regularly scheduled periodic increases or payments;

            (iii)  enter into, modify, terminate (except in accordance with its terms) or renew (except in accordance with its terms) any Assumed Contract or Lease, except in the ordinary course of business;

            (iv)  permit any Acquired Asset to become subject to any Lien (except for Permitted Liens) unless such Lien is released upon or prior to Closing;

            (v)  enter into or offer to enter into any employment or consulting agreement with any person who is or would become a Business Employee;

            (vi)  except as contemplated by Section 2.1, issue any shares of capital stock or rights to purchase the capital stock of any Transferred Subsidiaries;

            (vii) transfer or grant any material right under, or enter into any settlement regarding the breach or infringement of, any material Intellectual Property used in the Business, or modify any existing right with respect thereto;

            (viii)grant or extend any power of attorney relating to the Business;

            (ix)  enter into or amend any collective bargaining or union contract or other agreement covering the Business Employees;

            (x)  institute, settle or agree to settle any Proceeding before any Governmental Authority that creates or imposes any material continuing obligation or restriction on the Business or the Acquired Assets;

            (xi)  modify, change or otherwise alter in any material respect the fundamental nature of the Business as presently conducted;

            (xii) make or permit any material change to its accounting methods or principles, except as required by GAAP or as would affect solely the Technology Business; or

            (xiii)otherwise commit to do, or take any action or omit to take any action that would result in, any of the foregoing.

        5.3    Non-Solicitation.

          (a)  From the date hereof until the Closing or, if earlier, the termination of this Agreement, the Company and its Representatives shall not (i) solicit or initiate any Acquisition Proposal, (ii) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person (other than Buyer or its Representatives) concerning an Acquisition Proposal, or (iii) following receipt of an Acquisition Proposal, approve, endorse or recommend such Acquisition Proposal; provided that, in each case, if and to the extent that (A) the Company Board of Directors concludes in good faith, after consultation with the Company's legal counsel, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal and (B) the Company Board of Directors concludes in good faith, after consultation with the Company's counsel, that the failure to engage in such discussions or negotiations, provide such information or access and/or so approve, endorse or recommend such Acquisition Proposal would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law, then the Company may participate in discussions or negotiations regarding such Acquisition Proposal, provide non-public information with respect to the Company and its Subsidiaries, afford access to the properties, books or records of the Company and its Subsidiaries and/or approve, endorse or recommend such Acquisition Proposal, as applicable. The Company may not withhold, withdraw, modify or change in a manner adverse to Buyer, or fail to make, its recommendation in favor of the transactions contemplated hereby except and to the extent that the Company Board of Directors concludes in good faith, after consultation with the Company's counsel, that such recommendation would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law. Upon its receipt thereof, except to the extent prohibited by nondisclosure agreements in effect as of the date hereof, the Company shall promptly provide Buyer with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof, and shall promptly advise Buyer of any material modification or proposed modification thereto. Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable Law.

          (b)  The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any third party (other than Buyer) conducted heretofore with respect to any Acquisition Proposal, except that the Company shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any Acquisition Proposal to return or destroy all such information in the possession of any such Person or in the possession of any representative of any such Person.

        5.4    HSR Act; Best Efforts.

          (a)  Each party hereto shall (i) make the filings (if any) required of it or any of its Affiliates under the HSR Act in connection with this Agreement and the transactions contemplated hereby as soon as practicable, but in any event no later than five Business Days following the date hereof, (ii) make the filings (if any) required of it or any of its Affiliates under the EC Merger Regulation and/or other applicable merger control or foreign investment regulations in connection with this Agreement and the transactions contemplated hereby as soon as practicable, but in any event no later than 20 Business Days following the date hereof, (iii) comply at the earliest practicable date and after consultation with the other parties hereto with any request for additional information or documentary material received by it or any of its Affiliates from any applicable Governmental Authority, (iv) cooperate with one another in connection with any filing under the HSR Act and all other applicable merger control or foreign investment regulations, and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division or any other Governmental Authority and (v) use its best efforts to secure the termination of any waiting periods under the HSR Act and the receipt of any clearances, approvals or confirmations from Governmental Authorities in other jurisdictions in which merger control or foreign investment filings have been made in order to permit the consummation of the transactions contemplated hereby at the earliest possible date. For purposes of this Section 5.4, without limiting the foregoing, best efforts shall include the following: (A) proffer by Buyer of its willingness to agree to divest any and all of the Transferred Subsidiaries or Acquired Assets, (B) Buyer's acceptance of an agreement to hold any Transferred Subsidiary or Acquired Asset separate, and/or (C) Buyer's agreement to amend or terminate such existing licenses or other intellectual property agreements (other than a termination that would result in a breach of a license or intellectual property agreement with a third party), and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Governmental Authorities giving effect thereto), as may be required in any Proceeding, whether judicial or administrative, and whether required by the FTC, the Antitrust Division or any other applicable Governmental Authority in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby. Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division, the European Commission or any other Governmental Authority regarding any of the transactions contemplated hereby. The filing fees assessed under the HSR Act and all other applicable merger control and foreign investment regulations worldwide shall be paid by Buyer.

          (b)  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts: (i) to obtain, in addition to securing the approvals and termination of any waiting periods discussed in Section 5.4(a), any Licenses and Permits as are required in connection with the consummation of the transactions contemplated hereby, including the approval of the relevant works council in Germany to the extent required by applicable Law and the U.S. federal and New Jersey state pharmacy or wholesale drug registrations required to operate the Business' facility in Totowa, New Jersey; (ii) to effect, in addition to filings discussed in Section 5.4(a), all other necessary registrations and filings; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought by private parties or Governmental Authorities or officials, challenging this Agreement or the consummation of the sale and purchase of the Acquired Assets or any other transactions contemplated hereby; (iv) to obtain third-party consents to material Assumed Contracts as are required in connection with the consummation of the transactions contemplated hereby; (v) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as may be reasonably requested in connection with the foregoing. In the event that Buyer does not obtain on or prior to Closing the pharmacy or wholesale drug registrations to operate the Totowa facility, the parties agree, subject to applicable

  Law and at Buyer's sole cost and expense, to implement a power of attorney or equivalent procedure in order to operate the Totowa facility until such registration is obtained.

        5.5    Stockholder Approval; Preparation of Proxy Statement.

          (a)  Promptly following the date of this Agreement, the Company shall prepare and file with the SEC the proxy or information statement to be sent to the Company's stockholders in connection with the Company Special Meeting (the "Proxy Statement"). Buyer acknowledges that the Proxy Statement may, in the Company's sole discretion, also relate to proposals for any other transaction or such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company without providing Buyer a reasonable opportunity to review and comment on the parts thereof relating to the transactions contemplated hereby. The Company will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will cause the final Proxy Statement to be mailed to the Company's stockholders as promptly as practicable subsequent to its filing with the SEC. If at any time prior to the Company Special Meeting any information relating to the Company or Buyer, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

          (b)  The Company shall establish, prior to or as soon as practicable following the execution and delivery of this Agreement, a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Special Meeting") for the purpose of considering the approval of the transactions contemplated by this Agreement and such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. Buyer acknowledges that the Company may, at its sole discretion, seek approval of any other transaction or matter by the Company's stockholders at the Company Special Meeting. Subject to the Company's right, pursuant to Section 5.3(a), to withhold, withdraw, modify, change or fail to make its recommendations in favor of the transactions contemplated by this Agreement, the Company Board of Directors shall recommend that the stockholders of the Company vote in favor of the transactions contemplated by this Agreement and the Company shall include such recommendation in the Proxy Statement. Unless the Company Board of Directors shall have withheld, withdrawn, modified, changed or failed to make its recommendations in favor of the transactions contemplated by this Agreement in compliance with Section 5.3, the Company shall use commercially reasonable efforts to secure the vote or consent of stockholders required by the DGCL to effect the transactions contemplated by this Agreement.

        5.6    Public Announcements.    The Company and Buyer shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts to (a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        5.7    Certain Tax Matters.

          (a)  Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. The Company and Buyer shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such tax Laws.

          (b)  There shall be no withholding pursuant to section 1445 of the Code; provided that the Company shall deliver to Buyer at the Closing a "transferor's certification of non-foreign status" in the form specified by Treasury Regulations § 1.1445-2(b)(2).

        5.8    Post-Closing Books and Records.

          (a)  On the Closing Date, or as soon thereafter as practicable, the Company shall deliver or cause to be delivered to Buyer all Books and Records, if any, relating to the business and operations of the Business, subject to the following exceptions:

            (i)    the Company may retain all Books and Records prepared in connection with the sale of the Acquired Assets, including bids received from other parties and analyses relating to the Business;

            (ii)  the Company may retain any Tax Returns, and Buyer shall be provided with copies of such Tax Returns;

            (iii)  the Company may retain file copies of all such Books and Records; and

            (iv)  the Company may redact, delete or otherwise modify such Books and Records for the purposes of preventing the disclosure of information related to any business other than the Business.

          (b)  Buyer shall, and shall cause its Subsidiaries to, preserve and keep the Books and Records of the Business acquired by Buyer pursuant to this Agreement or held by the Company at or after the Closing for a period of ten years from the Closing Date, or for any longer periods required by any Governmental Authority or ongoing litigation, and Buyer shall, and shall cause its Subsidiaries to, make such Books and Records available to the Company as may be reasonably requested by the Company for any purpose, including for purposes of determining any Liability under this Agreement. If Buyer wishes to destroy any such Books and Records after that time, Buyer shall give 90 days' prior written notice to the Company and the Company shall have the right, at its option, upon written notice given to Buyer within that 90-day period, to take possession of the Books and Records within 120 days after the date of the Company's notice to Buyer.

          (c)  After the Closing, the Company shall, and shall cause its Subsidiaries to, make available all personnel records relating to any Technology Employee to Buyer as may be reasonably requested by Buyer in connection with any Proceeding.

          (d)  Buyer shall cooperate with the Company in the preparation for and prosecution of the defense of any audit, claim or action arising out of or relating to any Excluded Liabilities or other obligations or liabilities which have not been assumed by Buyer under this Agreement, including by making available evidence within the control of Buyer and persons needed as witnesses employed by Buyer, in each case as reasonably needed for such defense.

        5.9    Employees.

          (a)    Continuity of Employment.

            (i)    Prior to or on the Closing Date, Buyer shall not take any action to cause the Company or any of its Subsidiaries to terminate the employment of any Business Employee, and neither the Company nor its Subsidiaries shall be under any obligation to terminate any Business Employee prior to or on the Closing Date. Subject to Section 5.9(c) below, Buyer shall be liable for any amounts and benefits (A) to which any Business Employee is or becomes entitled (whether pursuant to an Assumed Contract or otherwise), and (B) that exist or arise (or may be deemed to exist or arise) under any applicable Law or otherwise with respect to any Business Employee, as a result of, or in connection with, (1) the sale of the Business hereunder, and (2) the employment of any Business Employee by Buyer on or after the Closing Date or (3) the termination of employment of any Business Employee by Buyer on or after the Closing Date.

            (ii)  The parties hereto intend that there shall be continuity of employment with respect to all Business Employees. As of the Closing Date, Buyer shall employ (where employment continues by operation of law), or, where employment does not continue by operation of law, shall offer employment to all Business Employees in accordance with local law and on substantially the same terms (including salary, wages, bonus opportunity, fringe benefits, job responsibility and location) as those provided to such Business Employees by the Company and its Subsidiaries immediately prior to the Closing Date. Each Business Employee who continues in employment by operation of law or who accepts an offer of employment and who commence working with the Buyer on the Closing Date shall hereafter be referred to as "Transferred Employees".

          (b)    Continuation of Benefits.    On the Closing Date and for at least one year thereafter, Buyer shall provide each Transferred Employee with a base salary or wages, as applicable, and an annual bonus opportunity at least equal to that provided to such Transferred Employee immediately prior to the Closing Date, and shall provide benefits to the Transferred Employees that are no less favorable than those provided, in the aggregate, to the Business Employees immediately prior to the Closing Date. Notwithstanding the foregoing, nothing herein shall be construed to require Buyer to limit or restrict the ability of Buyer to terminate the employment of the Transferred Employees following the Closing Date. Buyer shall (i) credit the Transferred Employees for periods of services with the Company and its Subsidiaries for eligibility and vesting purposes under any benefit plans of Buyer or its Affiliates in which the Transferred Employees are offered the opportunity to participate and (ii) allow the Transferred Employees to roll over or otherwise transfer account balances (including loan balances) from the Company's 401(k) Retirement Savings Plan to a similar qualified defined contribution plan maintained by Buyer or any of its Affiliates.

          (c)    Severance Payments and Benefits.    Buyer shall assume the severance policies described in Section 5.9(c) of the Company Disclosure Schedule (the "Severance Plans"), shall maintain such policies, without adverse amendment thereto, for at least one year after the Closing Date, and shall make severance payments and pay severance-related benefits to (i) any Transferred Employee who is terminated by Buyer or any of the Transferred Subsidiaries (and any successors thereto) during such one-year period in accordance with the terms of such policies and (ii) any Business Employee who does not accept employment with Buyer or objects to the transfer under local labor Law, or whose employment does not continue by operation of law. The Company shall assume or retain, as applicable, the Severance Plan Liabilities for all other employees of the Company, including Technology Employees who are employed by a Transferred Subsidiary and do not accept employment with the Company or any of its Subsidiaries other than a Transferred Subsidiary. For purposes of this Agreement, "Technology Employees" are employees of the Transferred Subsidiaries who are not listed in Section 4.1(o)(i) of the Company Disclosure Schedule.

          (d)    WARN.    Buyer shall provide any required notice under WARN and any other applicable Law, and shall otherwise comply with any such statutes with respect to any "plant closing" or "mass layoff" (as those terms are defined in WARN) or similar event affecting any Business Employees occurring on or after the Closing Date, and Buyer shall be liable for all obligations in respect of such notices (or lack thereof) and payments (or lack thereof) required to be provided under WARN to any such Business Employees, and shall indemnify and hold harmless the Company from any Liability under WARN and any other related applicable Laws that may arise on or after the Closing Date; provided, however, that Buyer shall not indemnify or hold the Company harmless for any Liability under WARN and any other related applicable Laws that is based on any acts or omissions of the Company occurring or arising prior to the Closing Date; provided, further, that Buyer shall not enact any "plant closing" or "mass layoff" (as those terms are defined in WARN) for 90 days following the Closing Date.

          (e)    COBRA.    Buyer shall be liable for all notices (or lack thereof) and benefits (or lack thereof) required to be provided to Business Employees under COBRA on or after the Closing Date and shall be responsible for all Liabilities with respect to the provision of any notice and benefits (or lack thereof) to any Business Employees that arise under COBRA. Further, Buyer shall provide any required notices and benefits and to indemnify and hold harmless the Company from any Liability under COBRA and any other related applicable Laws that may arise on or after the Closing Date.

          (f)    Benefit Plan Liabilities.    Subject to Section 5.9(c) above, all Liabilities related to any rights the Transferred Employees with may have under any Benefit Plans shall be assumed by the Transferred Subsidiaries, as applicable; provided, however, that with respect to any account balances of the Transferred Employees under any qualified defined contribution plan in the United States, the Transferred Employees shall be entitled to elect to receive a distribution of their account balances or to roll over their account balances into a qualified defined contribution plan maintained by Buyer or an Affiliate thereof. Additionally, for the avoidance of doubt, subject to Section 5.9(c) above, all Liabilities related to the Benefit Plans and all other current or former employees of the Company and its Subsidiaries who are not Transferred Employees (including the Transferred Technology Employees) shall be assumed by or remain, on and after the Closing Date, with the Company, its Subsidiaries and any successors thereto.

          (g)    Covenant Not to Hire.

            (i)    Except as otherwise provided for under this Section 5.9, neither Buyer nor any of its Subsidiaries shall, from and after the date of this Agreement and for a period of six months following the Closing Date (the "Restricted Period"), without the prior written approval of the Company or its successors, directly or indirectly, employ or hire, in any capacity, any person who is an employee of the Technology Business, at the date hereof or at any time hereafter until the termination of the Restricted Period. Buyer agrees that any remedy at law for any breach by it of this Section 5.9(g)(i) would be inadequate, and the Company and its successors would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on Buyer by this Section 5.9(g)(i) is too broad to permit enforcement of such restriction to its fullest extent, Buyer agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and Buyer hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

            (ii)  Except as otherwise provided for under this Section 5.9, neither the Company nor any of its Subsidiaries (or any of their successors) shall, without the prior written approval of Buyer, directly or indirectly, employ or hire, in any capacity, any person who is an employee of the Business, at the date hereof or at any time hereafter until the termination of the Restricted Period. The Company, its Subsidiaries and any of their successors each agree that any remedy at law for any breach by it of this Section 5.9(g)(ii) would be inadequate, and the Company and its successors would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on the Company, its Subsidiaries, and any of their successors by this Section 5.9(g)(ii) is too broad to permit enforcement of such restriction to its fullest extent, the Company, its Subsidiaries and any of their successors each agree that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and the Company, its Subsidiaries and any of their successors hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

        5.10    Release of Guarantees.    On or prior to the Closing Date, Buyer shall use its best efforts to (i) provide substitute guarantees to replace the guarantees set forth in Section 5.10 of the Company Disclosure Schedule (the "Guarantees") in form and substance satisfactory to the respective banks or other counterparties, and (ii) obtain a release in form and substance satisfactory to the Company from all the Guarantees. Buyer hereby agrees to indemnify the Company for the amount of any losses arising out of any failure by Buyer to comply with this Section 5.10.

        5.11    Intercompany Accounts.    No later than the Closing Date, the Company will discharge or cause to be discharged all accounts between the Company and its Subsidiaries (other than the Transferred Subsidiaries), on the one hand, and the Transferred Subsidiaries, on the other hand (the "Intercompany Accounts"); provided, however, that the Company and Buyer may agree in writing that certain intercompany accounts will not be discharged on or prior to the Closing Date, it being understood that any such intercompany obligations will be reflected on the Closing Net Assets Statement and that Buyer will assume such intercompany obligations subject to an offsetting intercompany account receivable.

        5.12    Use of Trademarks.    Within 45 days after the Closing, Buyer shall and shall cause its Affiliates to revise all materials that bear any Trademarks of the Company (including SYNAVANT and any derivative trademarks thereof) (the "Company Trademarks"), including product literature, labels, promotional material, signage, packaging and stationery, to obliterate, cover or remove all such Company Trademarks. If any such materials are used by Buyer or any of its Affiliates during such 45-day period, Buyer or its Affiliates shall use them only in a manner that is consistent with such use prior to the Closing and shall conspicuously note thereon that ownership of the Business has transferred to Buyer. In no event shall Buyer or its Affiliates use any Company Trademarks, or any Trademarks confusingly similar thereto, more than 45 days after the Closing.

        5.13    Bundled Contracts.

          (a)  With respect to each Bundled Contract to which the Company or any Subsidiary of the Company (other than a Transferred Subsidiary) is the party (collectively, the "Tech Bundled Contracts"), following the Closing Buyer will honor obligations of the Company or such Subsidiary thereunder related to the Business and the products and services of the Business at the prices and on the other terms and provisions set forth therein. None of the prices, duration or other terms or provisions of the Tech Bundled Contracts relating to products or services of the Business shall be extended or renewed (including where the parties to such Contract have the option to so extend or renew) or amended, supplemented or otherwise modified without the prior written consent of Buyer. Buyer shall be entitled to administer, and shall be responsible for, any returns, claims or disputes arising under the Tech Bundled Contracts relating to products or services of the Business. Following the Closing, the Company shall use commercially reasonable efforts to add Buyer as a party to the Tech Bundled Contracts to reflect the foregoing rights and obligations; provided, however, that such addition shall not adversely affect Buyer's rights or obligations thereunder.

          (b)  With respect to each Bundled Contract to which a Transferred Subsidiary is the party (collectively, the "IM Bundled Contracts"), following the Closing the Company and its Subsidiaries will honor obligations of such Transferred Subsidiary thereunder related to the Technology Business and the products and services of the Technology Business at the prices and on the other terms and provisions set forth therein. None of the prices, duration or other terms or provisions of the IM Bundled Contracts relating to products or services of the Technology Business shall be shall be extended or renewed (including where the parties to such Contract have the option to so extend or renew) or amended, supplemented or otherwise modified without the prior written consent of the Company. The Company shall be entitled to administer, and shall be responsible for, any returns, claims or disputes arising under the IM Bundled Contracts relating to products or services of the Technology Business. Following the Closing, Buyer shall use commercially reasonable efforts to add the Company or its relevant Subsidiary as a party to the IM Bundled Contracts to reflect the foregoing rights and obligations; provided, however, that such addition shall not adversely affect the Company's rights or obligations thereunder.

        5.14    Bulk Sales Laws.    Each of the parties hereto waives compliance with the provisions of any bulk transfer laws applicable to the transactions contemplated hereby.

        5.15    Equity Interests.    The Company will use its best efforts to cause the individuals listed in Section 4.1(d) of the Company Disclosure Schedule to transfer to Buyer (or its designee) on the Closing Date the Equity Interests owned by such individuals.

        5.16    Schedules to Pharbase Marketing and Cooperation Agreement.    Prior to the Closing, the parties shall negotiate in good faith Schedules A and B to the Pharbase Marketing and Cooperation Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

        6.1    Conditions Precedent to Obligations of Parties.    The respective obligations of each of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

          (a)    No Injunction.    At the Closing Date, there shall be no Order of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the purchase and sale of the Acquired Assets contemplated hereby; provided that the parties invoking this condition shall have used their best efforts to have such Order vacated or denied.

          (b)    HSR Act.    The applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated, and all other material consents or approvals from any other Governmental Authority with respect to the transactions contemplated by this Agreement shall have been obtained.

          (c)    Stockholder Approval.    The Stockholder Approval shall have been obtained.

        6.2    Conditions Precedent to Obligation of Buyer.    The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following additional conditions:

          (a)    Accuracy of Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall be true and accurate (when read without regard to materiality, with the exception of the representations and warranties contained in Section 4.1(s)) as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except in each case for the failure of any such representation or warranty to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b)    Performance of Covenants.    The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by the Company prior to or at the Closing Date.

          (c)    Certificate.    Buyer shall have received a certificate of the Company, dated as of the Closing Date, executed on behalf of the Company by its chief executive officer, to the effect that the conditions specified in paragraphs (a) and (b) above as applicable to the Company have been satisfied.

          (d)    Consents and Approvals; Release of Liens.    (i) The consents or approvals listed in Section 6.2(d)(i) of the Company Disclosure Schedule shall have been obtained, and (ii) the liens listed in Section 6.2(d)(ii) of the Company Disclosure Schedule shall have been released. The Company will have delivered to Buyer UCC termination statements, financing statement changes or such other documents evidencing the release of such liens.

          (e)    No Material Adverse Change.    Since September 30, 2002 and except as indicated in the Company Disclosure Schedule, no Material Adverse Change shall have occurred.

          (f)    Legal Opinion.    The Company will deliver to Buyer an opinion of the Company's legal counsel to the effect that the Company (i) is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Delaware, (ii) has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (iii) has duly authorized this Agreement.

        6.3    Conditions Precedent to the Obligation of the Company.    The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Company, at or prior to the Closing Date, of each of the following additional conditions:

          (a)    Accuracy of Representations and Warranties.    The representations and warranties of Buyer contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date, and the representations and warranties of Buyer contained in this Agreement which are qualified as to materiality shall be true and accurate as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

          (b)    Performance of Covenants.    Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

          (c)    Certificate.    The Company shall have received a certificate of Buyer, dated the Closing Date, executed on behalf of Buyer by their respective chief executive officers, to the effect that the conditions specified in paragraphs (a) and (b) above have been satisfied.

          (d)    Guarantees.    On or prior to the Closing Date, the Company shall have obtained releases from each Guarantee.

ARTICLE VII

TERMINATION

        7.1    Termination.    This Agreement may only be terminated as provided in this Section 7.1. This Agreement may be terminated at any time prior to the Closing, by action taken or authorized by the Board of Directors of the terminating party or parties, and whether before or after the Company has obtained the Stockholder Approval:

          (a)  By mutual written consent of Buyer and the Company, by action of their respective Boards of Directors;

          (b)  By either the Company or Buyer if the Closing shall not have occurred on or before October 31, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, the failure of the Closing to occur on or before the Termination Date;

          (c)  By either the Company or Buyer if any Governmental Authority shall have issued an Order or taken any other action (which the parties shall have used best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has been the primary cause of such action or inaction;

          (d)  By either the Company or Buyer if the Stockholder Approval shall not have been obtained after the taking of a stockholder vote at the Company Special Meeting or at any adjournment or postponement thereof;

          (e)  By Buyer if the Board of Directors of the Company (i) shall withdraw, or modify in any manner materially adverse to Buyer, its recommendation to the stockholders of the Company that they approve the transactions contemplated by this Agreement, or (ii) shall approve or recommend an Acquisition Proposal;

          (f)    By the Company if the Board of Directors of the Company shall approve a Superior Proposal which has not been submitted by Buyer or Buyer;

          (g)  By Buyer, if Buyer is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to the Company; or

          (h)  By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Buyer herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied, or (ii) there has been a breach on the part of Buyer of any of its covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied, and such breach (if curable) has not been cured within 30 days after notice to Buyer.

        7.2    Effect of Termination.

          (a)  In the event of termination of this Agreement by either the Company or Buyer as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or the Company or their respective officers or directors except for this Section 7.2 and Article VIII; provided, however, that nothing herein shall relieve any party from liability for the intentional material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement.

          (b)  Buyer and the Company agree that the Company shall pay to Buyer the sum of $1,402,500 (the "Termination Fee") solely as follows: (i) if the Company shall terminate this Agreement pursuant to Section 7.1(f); (ii) if Buyer shall terminate this Agreement pursuant to Section 7.1(e); or (iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(d) due to the failure of the Company to obtain the Stockholder Approval, (B) at any time after the date of this Agreement and at or before the time of the Company Special Meeting, a bona fide Acquisition Proposal shall have been made public and not been withdrawn, and (C) within 12 months of the termination of this Agreement, the Company consummates an Acquisition Proposal with a third party.

          (c)  The Termination Fee required to be paid pursuant to clause (i) of Section 7.2(b) shall be made simultaneously with the termination of this Agreement by the Company pursuant to Section 7.1(f). Any Termination Fee required to be paid pursuant to clause (ii) of Section 7.2(b) shall be made to Buyer not later than two Business Days after the termination of this Agreement by Buyer pursuant to Section 7.1(e). Any Termination Fee required to be paid pursuant to clause (iii) of Section 7.2(b) shall be made to Buyer not later than two Business Days after the consummation of the Acquisition Proposal referred to therein.

ARTICLE VIII

MISCELLANEOUS

        8.1    Non-Survival of Representations, Warranties and Agreements

          (a)  None of the representations, warranties, covenants and other agreements of the Company or Buyer in this Agreement, in the Company Disclosure Schedule with respect to the Company, or in any instrument delivered by any party pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing, except for (i) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (including, for the avoidance of doubt, Sections 2.2, 2.3, the last sentence of Section 2.4, 2.5 and 2.6) and (ii) this Article VIII.

        8.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified first-class mail return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (i)    if to the Company, to it at:

      SYNAVANT Inc. 3445 Peachtree Road NE
      Suite 1400
      Atlanta, Georgia 30326
      Attention: Vincent J. Napoleon
      Facsimile: +1-404-841-4996

      with copies to:

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, New York 10017
      Attention: Peter S. Malloy Facsimile: +1-212-455-2502

            (ii)  if to Buyer, to it at:

      Cegedim S.A.
      137 Rue d'Aguesseau
      92103 Boulogne

      France
      Attention: Pierre Marucchi
      Facsimile: +33-1-49-09-84-26

      with copies to:

      Robinson & Cournot
      Carnegie Hall Tower
      152 West 57th Street
      New York, NY 10019
      Attention: Pierre Cournot
      Facsimile: +1-212-247-4525

        8.3    Counterparts; Facsimile Signature.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Any party may execute this Agreement by facsimile signature, and the other parties will be entitled to rely on such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

        8.4    Entire Agreement.    This Agreement (including any exhibits or annexes hereto, the documents referred to herein and the Company Disclosure Schedule) constitutes the entire agreement among all the parties hereto and supersedes all prior agreements and understandings, oral and written, among all the parties hereto with respect to the subject matter hereof (including, without limitation, the letter agreement dated December 5, 2002 between the Company and Buyer).

        8.5    No Third-Party Beneficiaries.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or Liabilities under or by reason of this Agreement.

        8.6    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Buyer may assign in writing its rights and obligations under Sections 2.2 and 2.3 hereof, in whole or in part, to one or more of its wholly-owned direct or indirect Subsidiaries, but Buyer shall remain jointly and severally liable with any such assignee(s) with respect to all obligations of Buyer hereunder; provided, further, that in connection with any sale of all or substantially all of the assets of the Company after the Closing, the purchaser of such assets shall assume in writing all of the obligations and liabilities of the Company hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.7    Amendment and Modification; Waiver.    This Agreement may be amended, modified and supplemented only by a written instrument authorized and executed on behalf of the parties at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

        8.8    Enforcement; Jurisdiction.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal courts of the United States in the Southern District of New York or the Eastern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York. By the execution and delivery of this Agreement, Buyer appoints C T Corporation System at 111 Eighth Avenue, New York, New York 10011 (or at such other place within the State of New York as may be designated for such purpose), and the Company appoints C T Corporation System at 111 Eighth Avenue, New York, New York 10011 (or at such other place within the State of New York as may be designated for such purpose), as their respective agents upon which process may be served in any such Proceeding. Service of process upon such agents, together with notice of such service given to Buyer or the Company, as the case may be, in the manner specified in Section 8.2, shall be deemed in every respect effective service of process upon Buyer or the Company, as the case may be, in any Proceeding. Nothing herein shall in any way be deemed to limit the ability of any party to serve any writs, process or summons in any other manner permitted by applicable Law or to obtain jurisdiction over another party in such other jurisdictions and in such manner as may be permitted by applicable Law.

        8.9    Waiver of Jury Trial.    THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

        8.10    Company Disclosure Schedule.    Disclosures included in the Company Disclosure Schedule shall be considered to be made for all purposes of this Agreement. Inclusion of any matter or item in any section of the Company Disclosure Schedule does not imply that such matter or item would, under the provisions of this Agreement, have to be included in any other section of the Company Disclosure Schedule or that such matter or term is otherwise material. Buyer and the Company shall in good faith agree in writing upon any amendment, supplement or modification to the Company Disclosure Schedule.

        8.11    Costs and Expenses.    Regardless of whether the transactions contemplated by this Agreement are consummated and except as otherwise provided in this Agreement, the Company, on the one hand, and Buyer, on the other hand, will each bear their own costs and expenses (including attorneys' fees and costs) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

        8.12    Mutual Drafting.    The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

        8.13    Governing Law.    This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

        8.14    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized Representative as of the date first above written.

CEGEDIM S.A.
By:	Name: Pierre Marucchi Title: Managing Director
SYNAVANT INC.
By:	Name: Wayne P. Yetter Title: Chairman and CEO

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Exhibit 2.1
TABLE OF CONTENTS
PURCHASE AGREEMENT
W I T N E S S E T H
ARTICLE I DEFINITIONS
ARTICLE II REORGANIZATION; PURCHASE AND SALE
ARTICLE III PURCHASE PRICE; CLOSING
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS PRECEDENT
ARTICLE VII TERMINATION
ARTICLE VIII MISCELLANEOUS